Exhibit 4.56

Real Estate Sales Contract of Guangdong Province

(Applicable to Sales of Second-Hand House)

This contract is provided by Zhongshan Municipal Bureau of National Land Resources free of charge

Real Estate Sales Contract

(Contract No.:                            )

By and between:

Party A (Assignor): Zhongshan Mingyang Electrical Appliances Co., Ltd in China

Identity card No./Passport No./Business License Registration No.: 442000400000499;

Address: Daling Administration District, Zhongshan Torch Hi-Tech Industrial Development Zone, Zhongshan City, Guangdong Province

Authorized Representative: Wang Changfa Nationality: China

Identity card No./Passport No./Business License Registration No.: 413026197402086017

Address: No. 163 Zhenhua Road, Futian District, Shenzhen City, Guangdong Province

Zip Code: 528437        Tel: 13928193933

Party B (Assignee): Guangdong Mingyang Wind Power Industry Group Co., Ltd in China

Identity Card No./Passport No./Business License Registration No.: 442000000001340

Address: Wuxing Village, Zhongshan Torch Hi-Tech Industrial Development Zone, Zhongshan City, Guangdong Province

Authorized Representative: Jin Pengju        Nationality: China

Identity Card No./Passport No./Business License Registration No.: 412823198210051651

Address: #9-24, Xudian Neighborhood Committee, Quyang Office, Suiping County, Henan Province

Zip code: 463100                                                                                        Tel: 13702364477

The agreement as follows, with reference to sales of the real estate hereunder, is entered into by and between Party A and Party B, based upon fairness, willingness and friendly consultation, according to national and provincial laws, regulations and relevant provisions.

Article 1: Descriptions of the Sales of Real Estate

Party B is willing to purchase, upon good understanding of, the real estate to be transferred by Party A, addressed at Shabian Village, Zhongshan Torch Hi-Tech Industrial Development Zone, Zhongshan City.

The said real estate [Public Use] [Own Use] covers an area for land-use right of 42677.90 square meters with the type of land-use right of transfer and the building area is 7335.09/15831.73 square meters, with a building area of [the real estate] [the overall storey] [the overall building] of                      square meters; area for public use and shared building area is                      Square meters. Party A applied at Zhongshan Municipal Government on MM    DD    YY    , for the issuance of the Real Estate Ownership Certificate, which was received by Party A, with the certificate number: ZFZ No. 0110015500, ZFZ No. 0110016866 and certificate number of the Real Estate Mutual Ownership (use) Certificate is:                     . Certificate of Land Use Right, Number: ZFGY (2010) No. 150110, for the real estate herein was received.

Article 2 Price and Payment Terms for the Sales of the Real Estate

The total price for the sales of the real estate agreed by both Party A and Party B is, RMB SEVETY-FIVE MILLION, EIGHT HUNDRED AND EIGHTY-FOUR THOUSAND, TWO HUNDRED AND EIGHT YUAN ONLY (¥75,834,000.00). The amount of THIRTY-FIVE MILLION YUAN ONLY (¥35,000,000.00), shall be made as advance deposit to Party A by Party B within seven (7) days upon execution of this contract.

The first installment of RMB FORTY MILLION, EIGHT HUNDRED AND EIGHTY-FOUR THOUSAND, TWO HUNDRED AND EIGHT ONLY (¥40,884,208.00), shall be paid to Party A by Party B before January 31, 2011. The payment shall be made in Cash, by Cheque, Bank Transfer or Telegraphic Transfer.

Article 3 Assignment Registration Procedures

Within ninety (90) days upon execution of this contract, Party A and Party B shall present associated documents at Zhongshan Municipal Registration Administration for Real Estate Exchange together to handle assignment registration procedures. The new Real Estate Ownership Certificate upon completion of assignment registration shall be received by Party B at the same time when Party B pays the last installment for the real estate.

Article 4 The Real Estate Hand-over

The real estate shall be handed over to Party B on December 31, 2012, as agreed by both parties.

Article 5 Warranties for Rights

Party A hereby guarantees that the real estate involves no property right dispute, financial dispute or other right restrictions, and any disputes or right obstacles existing prior to the sales herein shall be dealt with by Party A completely and any legal liabilities incurred hereof shall be undertaken by Party A. In addition, Party A shall make compensation to, and for any losses suffered by, Party B incurred hereof.

Article 6 Liabilities for Breach of Contract (NOT APPLICABLE for this Contract)

In case Party A determines not to sell the real estate within the period of this contract and the real estate is not handed to Party till 15 days after the due date herein, it shall be construed as a breach by Party A, as a result of which, this contract shall be terminated forthwith. Party A shall return the advance deposit and all other payments made by Party B for the real estate and a penalty, equivalent to, SAY (RMB)         BILLION,             MILLION,     THOUSAND,            ONLY, shall be paid to Party B as compensation, within seven(7) days upon the termination of this contract.

In case Party B determines not to buy the real estate within the period of this contract and corresponding payments are not made in full amount till 15 days after the due date herein, it shall be construed as a breach by Party B, as a result of which, this contract shall be terminated forthwith. The advance deposit herein shall not be returned to Party B, but Party A shall return all other payments made by Party B for the real estate, within seven(7) days upon the termination of this contract, and a penalty, equivalent to, SAY(RMB)         BILLION,             MILLION,     THOUSAND,            ONLY, shall be paid by Party B as compensation, which may be deducted from the payments herein for the real estate.

Article 7 Taxes

Taxes incurred in assigning the real estate shall be undertaken by Party A and Party B respectively, in accordance with relevant provisions.

Article 8 Dispute Settlement

Any dispute arising from or in connection with the performance of this Contract shall be settled timely by both Parties upon negotiations, failing which, the method          as follows shall apply:

1. Dispute shall be submitted to                              Arbitration Commission for arbitration.

2. A suit may be started in People’s Court according to laws.

Article 9 Agreement for Certificates Obtainment

The second method of obtaining certificates as follows is agreed by both Party A and Party B upon negotiations:

1. Both Party A and Party B shall be present personally to receive the Real Estate Ownership Certificate together.

2. The Real Estate Ownership Certificate shall be received by Jin Pengju (types of effective proof of certificate: Identity Card; Identity Card No.: 412823198210051651).

Both parties are willing to undertake corresponding legal liabilities to any disputes incurred herein.

Article 10 Disposal and Legal Forces of Matters not Mentioned Under this Contract

Supplementary agreement (Appendix), concerning matters not mentioned in this contract, may be signed by both parties and shall have the same legal forces with, this contract.

Article 11 Preservation of this Contract

This contract shall be preserved by Zhongshan Municipal Bureau of Land and Resources.

Party A (Seal):	Party B (Seal):

Legal representative: ZHANG Chuanwei	Legal representative: ZHANG Chuanwei

Authorized representative:	Authorized representative: Jin Pengju

Signed at Zhongshan Municipal Bureau of Land and Resources, Zhongshan Torch Hi-Tech Industrial Development Zone	Signed at Zhongshan Municipal Bureau of Land and Resources, Zhongshan Torch Hi-Tech Industrial Development Zone

Date: December 22, 2010	Date: December 22, 2010